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                                                        Exhibit 99(a)

                                Entergy Arkansas, Inc.
                Computation of Ratios of Earnings to Fixed Charges and
        Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

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                                                                                                     September30,
                                               1992       1993       1994        1995        1996         1997
Fixed charges, as defined:
  Total Interest Charges                    124,101    119,591     110,814    115,337     106,716      106,674
  Interest applicable to rentals             17,657     16,860      19,140     18,158      19,121       18,390
                                           -------------------------------------------------------------------
Total fixed charges, as defined             141,758    136,451     129,954    133,495     125,837      125,064

Preferred dividends, as defined (a)          32,195     30,334      23,234     27,636      24,731       17,281
                                           -------------------------------------------------------------------
Combined fixed charges and preferred       $173,953   $166,785    $153,188   $161,131    $150,568     $142,345
  dividends, as defined                    ===================================================================

Earnings as defined:

  Net Income                               $130,529   $205,297    $142,263   $136,666    $157,798      138,211
  Add:
    Provision for income taxes:
       Total                                 50,590     82,337      29,220     72,081      84,445       76,494
    Fixed charges as above                  141,758    136,451     129,954    133,495     125,837      125,064
                                           -------------------------------------------------------------------
Total earnings, as defined                 $322,877   $424,085    $301,437   $342,242    $368,080     $339,769
                                           ===================================================================
Ratio of earnings to fixed charges,
  as defined                                   2.28       3.11        2.32       2.56        2.93         2.72
                                           ===================================================================

Ratio of earnings to combined fixed
  charges and preferred dividends,
  as defined                                   1.86       2.54        1.97       2.12        2.44         2.39
                                           ===================================================================


------------------------
 (a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

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